Exhibit 99.1

Tattooed Chef Completes Redemption of Public Warrants and Announces Preliminary Revenue Results for Fiscal 2020

Cash Balance Now Approximately $200 Million

Preliminary Revenue of $149 Million for Fiscal 2020

Company to Report Fourth Quarter and Fiscal 2020 Financial Results on March 10, 2021

Paramount, California—February 22, 2021 (GLOBE NEWSWIRE) – Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant-based foods, today announced that 9,108,935 publicly held warrants (the “Public Warrants”) were exercised on a cashless basis as of 5:00 p.m. Eastern Time on February 16, 2021, the date for redemption fixed by the Company. As a result of the cashless exercise mechanism, 4,447,892 of the 9,108,935 shares underlying the Public Warrants were surrendered in payment of the warrant exercise price, and 4,661,043 shares were issued. The warrants have ceased to trade on Nasdaq and the Company now has a total of 81,448,726 shares of common stock issued and outstanding.

As announced on January 14, 2021, 10,758,215 Public Warrants were previously exercised for cash, resulting in the Company receiving cash exercise price proceeds of $123,719,473, in the aggregate. The Company’s total cash balance is now approximately $200 million.

Sam Galletti, Tattooed Chef’s Chief Executive Officer said, “We are pleased to have further strengthened our balance sheet while simplifying our capital structure and limiting dilution by invoking the cashless exercise provision for a portion of the Public Warrants. With $200 million of cash on-hand, we have the ability to invest in strategic growth initiatives to accelerate our growth and enhance long-term stockholder value.”

Preliminary Revenue Results

Tattooed Chef today announced preliminary revenue of approximately $39.5 million for the fourth quarter of 2020 and $149 million for fiscal year 2020, representing 47% growth and 76% growth compared to the respective prior year periods. In addition, revenue of Tattooed Chef branded product was approximately $24 million for the fourth quarter of 2020 representing the highest quarterly branded revenue in Company history and reflects an increase of 253% compared to $9.5 million in the prior year period. For fiscal year 2020, revenue of Tattooed Chef branded product was approximately $85 million, an increase of 448% compared to $18.9 million in fiscal year 2019.

The Company expects to report fourth quarter and fiscal 2020 financial results after market close on Wednesday, March 10, 2021.

About Tattooed Chef

Tattooed Chef is a leading plant-based food company offering a broad portfolio of innovative and sustainably sourced plant-based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant-based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, the words “estimates,” “preliminary,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” ”contemplates,” “predicts,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “future,” “growth,” “long-term,” “propose,” “trend,” “assuming,” “accelerate,” “continues,” “opportunities,” “potential,” “target,” “next” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; the outcome of any legal proceedings that may be instituted against Tattooed Chef; competition and the ability of the business to grow and manage growth profitably; the ability to meet Nasdaq’s listing requirements; costs related to our recent business combination; anticipated increased costs associated with our transition to a public company; and other risks and uncertainties indicated from time to time in the definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) in connection with our recent business combination, including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Tattooed Chef undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

INVESTORS

Rachel Perkins
rachel@ulshir.com

MEDIA

tattooedchef@praytellagency.com